NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following securities issued by Claymore Exchange-Traded Fund Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Wilshire 5000 Total Market ETF (suspended: 3/18/2013) symbol: WFVK

Wilshire 4500 Completion ETF (suspended: 3/18/2013) symbol: WXSP

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has liquidated the securities listed above. Accordingly, trading in each issue was suspended before the opening on the dates specified above.